Exhibit 23.3

September 30, 2005

United States Securities and
   Exchange Commission
Washington, DC  20549

Form S-3 Registration Statement-Investors Real Estate Trust

        We consent to the incorporation directly or by reference in the Registration Statement of Investors Real Estate Trust, on Form S-3 dated September 30, 2005, of our Legality and Tax Matters opinion letters dated September 30, 2005.  In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

PRINGLE & HERIGSTAD, P.C.

By:	/s/ David J. Hogue
David J. Hogue